ATSG Reports Continued Growth in Third Quarter
Raises Adjusted EBITDA Guidance for 2020 to $490 Million

WILMINGTON, OH, October 29, 2020 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter and nine months ended September 30, 2020.
ATSG's third quarter 2020 results, as compared with the third quarter of 2019, include:
•Customer revenues up 10 percent, or $38.1 million, to $404.1 million.
ATSG's principal business segments, aircraft leasing and air transport, increased revenues by seven percent and 10 percent, respectively, before eliminations. Revenues from other businesses decreased six percent on the same basis.

•GAAP Earnings from Continuing Operations were a loss of $5.7 million, or $0.10 per share basic, versus a profit of $105.1 million, or $1.78 per share.
Quarterly re-measurements of financial instrument values reduced after-tax earnings by $50.5 million and increased them by $90.8 million in the third quarters of 2020 and 2019, respectively. These non-cash impacts in the third quarter each year stemmed primarily from quarterly changes in the traded value of ATSG shares and their impact on ATSG’s liabilities for warrants issued to Amazon.com, Inc.
•Adjusted Earnings from Continuing Operations (non-GAAP) rose 48 percent to $31.8 million. Adjusted Earnings Per Share (non-GAAP) were $0.44 diluted, up from $0.31 in 2019
Adjusted Earnings from Continuing Operations and Adjusted EPS exclude elements from GAAP results that differ distinctly in predictability among periods or are not closely related to operations. Adjustments from GAAP for 2020 include financial instrument revaluations, federal CARES Act grants to two ATSG airlines, amortization of aircraft customer incentives, retiree benefit costs, and losses of non-consolidated ATSG affiliates.
•Adjusted EBITDA from Continuing Operations (non-GAAP) increased 15 percent to $125.5 million.
Increased contributions from ATSG’s airlines, and from eleven more externally leased 767 freighters compared to a year ago, drove the majority of the increase in Adjusted EBITDA.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release.
•Capital spending through the first nine months totaled $394.3 million, up 17 percent.
Capital expenditures included $273.4 million for the purchase of eight Boeing 767 aircraft in the first nine months of 2020, and for freighter modification costs.
Rich Corrado, president and chief executive officer of ATSG, said, "In the third quarter, ATSG’s businesses continued to deliver better than expected results, aided by a quarterly record seven deployments of 767 freighter aircraft to its aircraft leasing customers, and by seizing opportunities for charter and cargo ACMI operations to supplement the capacity of our customers. These opportunities helped to offset pandemic-driven year-over-year declines in commercial passenger and Boeing 757 combi operations at two of our airlines. We will achieve our goal of delivering a record twelve 767-300 freighters in 2020 to external customers, including four in the fourth quarter, while also re-leasing three 767-200s to customers in Kenya, Malaysia and Mexico."

Segment Results
Cargo Aircraft Management (CAM)

CAM	Third Quarter		Nine Months
($ in thousands)	2020	2019	2020	2019
Aircraft leasing and related revenues	80,976	75,160	238,930	223,017
Lease incentive amortization	(4,708)	(4,156)	(13,629)	(12,407)
Total CAM revenues	76,268	71,004	225,301	210,610
Depreciation expense	41,421	39,269	126,492	116,787
Allocated interest expense	9,747	9,494	29,709	28,838
Segment earnings, pretax	19,781	17,428	55,241	50,285

Significant Developments:
•CAM's third quarter revenues, net of warrant-related lease incentives, increased seven percent versus the prior year. Revenues increased primarily from eleven more converted 767-300 freighters in service, compared with September 30, 2019. CAM’s revenues from external customers increased 22 percent for the third quarter versus the same prior-year period.
•ATSG’s total fleet consisted of 101 aircraft in service at the end of the third quarter, nine more than at the same point in 2019. CAM owned ninety-six of those aircraft; three were leased to ATSG airlines by third parties and two were customer-provided for ATSG to operate. Sixty-nine of those in-service, CAM-owned cargo aircraft were dry-leased to external customers on September 30, 2020, eleven more than a year ago.
•CAM owned nine 767-300 aircraft in or awaiting cargo conversion as of September 30, versus ten a year ago and eight at the end of 2019. CAM expects to lease at least fifteen 767-300 newly modified freighters during 2021, including eleven already under firm customer commitments with Amazon, and four for which CAM is finalizing lease arrangements.
•Through nine months of 2020, CAM has purchased two 767 freighters, and six 767 passenger aircraft for freighter modification, all for lease deployment in 2020 and 2021. It expects to purchase three more feedstock 767s in the fourth quarter, and at least seven in 2021. One other CAM owned, in-service 767 passenger aircraft will be converted to a freighter for lease in 2021.
•CAM’s pretax segment earnings for the quarter were $19.8 million, $2.4 million more than the prior-year's third quarter. Earnings reflected a $0.3 million increase in allocated interest and a $2.2 million increase in depreciation expense. Results for the third quarter also reflect reduced earnings from Boeing 757 freighters compared to a year ago. Three of four in service at the end of 2019 were removed from service during the first half of 2020; one will operate for the remainder of 2020.

ACMI Services

ACMI Services	Third Quarter		Nine Months
($ in thousands)	2020	2019	2020	2019
Revenues	300,189	272,188	871,958	785,082
Allocated interest expense	4,803	6,530	15,749	19,520
Segment earnings, pretax	18,637	4,375	56,699	17,658
Significant Developments:
•Third-quarter revenues for ACMI Services increased 10 percent from the prior-year period, stemming from incremental charter assignments for Omni Air International from the federal government and expanded flying for package delivery networks. These revenues offset revenue reductions versus the prior-year period. Due to pandemic restrictions, Omni's block hours for commercial passenger operations were down over 80 percent while ATI’s Boeing 757 combi block hours were down nearly 50 percent. Additionally, Boeing 757 freighter revenues declined, reflecting the termination of three aircraft by DHL.

•ATSG's airlines operated seventy-one aircraft at September 30. Total block hours increased 13 percent for the third quarter versus a year ago, principally due to more aircraft in service and expanded route commitments from Amazon and DHL.
•Pretax segment earnings for the quarter were $18.6 million versus $4.4 million a year ago. Principal factors were lower than expected aircraft and engine maintenance expenses, reduced travel costs for positioning flight crews, lower ramp-up expenses versus those associated with last year's expansion of Amazon’s air network. In addition, interest expense allocated to ACMI Services for the third quarter decreased $1.7 million.

Other Activities

Other	Third Quarter		Nine Months
($ in thousands)	2020	2019	2020	2019
Total Revenues	$82,281	$87,762	$239,373	$226,228
Revenues from external customers	52,548	51,895	151,168	140,270
Pretax Earnings (Loss)	(724)	2,939	(2,915)	8,848
Significant Developments:
•Total third-quarter external revenues from other activities were relatively flat compared to the previous year. The slight increase in external revenues reflect additional aviation fuel sales at the air park in Wilmington, Ohio beginning in mid 2019.
•The decline in pretax earnings compared to the prior year periods reflects a revenue mix of lower margin aircraft maintenance and ground services in 2020 compared to 2019, start up cost for new US post office sorting locations and additional unallocated corporate costs for consulting and marketing compared to 2019.

Outlook
ATSG now expects Adjusted EBITDA for 2020 to be approximately $490 million, comparable to ATSG’s Adjusted EBITDA projection issued in February, before the full effects of the pandemic became clear. While ATSG’s aircraft leasing demand is exceptionally strong, the pandemic’s effects on the global economy and on commercial and military passenger operations remain difficult to predict. This new Adjusted EBITDA projection reflects ATSG’s current assumptions about the level and duration of pandemic impacts during the fourth quarter including opportunities to mitigate those effects, and the outlook for ad-hoc cargo aircraft operations during the holiday peak season.
Corrado said that ATSG’s long-term outlook remains very bright. “We expect another record year for cargo aircraft leasing in 2021, given an order book that already calls for us to modify and dry-lease at least fifteen more 767 freighters, while redeploying others to new customers. We are also hopeful that demand from Omni’s commercial passenger charter customers resumes in early 2021.”
"ATSG’s capital expenditures for 2021 are projected to be lower than in 2020, as we indicated last quarter. However, given the continued strong demand for our leased mid-size freighters, we now project purchasing at least seven feedstock 767s next year with continued opportunity for lease deployments at attractive long-term returns on capital extending into 2022. We now project that 2021 capital expenditures will be in the range of $425 million, down from the approximately $485 million we anticipate for 2020."
“The pandemic has demonstrated the value of dedicated cargo aircraft during a period when our customers are processing growing volumes of freight through their networks as e-commerce ordering accelerates,” Corrado said. “Rather than focus mainly on short-term charter opportunities, we are capitalizing on the opportunity to book long-term lease commitments to our fleet that will continue to generate strong cash returns long after the pandemic ends. As our leased aircraft portfolio expands, we look forward to allocating those ongoing earnings streams among a wide range of value-enhancing alternatives.”

Warrant Liabilities
During September 2020, the maximum number of common ATSG shares issuable from the initial 2016 investment agreement with Amazon, was determined. As a result, under US GAAP, the value of the entire grant of warrants, $221 million, was reclassified from balance sheet liabilities to additional paid-in-

capital in stockholders' equity. Under the 2016 investment agreement, Amazon was granted up to 19.9% of ATSG’s outstanding common shares in conjunction with the initial twenty aircraft leases. This group of warrants for 14.9 million shares of ATSG, at a strike price of $9.73, is fully vested and expires in March 2021. Amazon has the option to settle the warrants for cash of $145 million and receive all 14.9 million shares, or it may choose a cashless settlement option and receive a lesser number of shares equivalent in market value of the stock's appreciation above the strike price.

Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The historical non-GAAP financial measures included in this release are reconciled to GAAP earnings in tables included later in this release. The Company does not provide a reconciliation of projected Adjusted EBITDA because it is unable to predict with reasonable accuracy the value of certain adjustments. Certain adjustments can be significantly impacted by the re-measurements of financial instruments including stock warrants issued to a customer. The Company’s earnings on a GAAP basis and the non-GAAP adjustments for gains and losses resulting from the re-measurement of stock warrants, will depend on the future prices of ATSG stock, interest rates, and other assumptions which are highly uncertain.
Conference Call
ATSG will host an investor conference call on October 30, 2020, at 10 a.m. Eastern time to review its financial results for the third quarter of 2020. Participants should dial (800) 708-4540 and international participants should dial (847) 619-6397 ten minutes before the scheduled start of the call and ask for conference pass code 49994622. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com using the same passcode. The conference call also will be available on webcast replay via www.atsginc.com for 30 days.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the following, which relate to the current COVID-19 pandemic and related economic downturn: the pandemic may continue for a longer period, or its impact on commercial and military passenger flying, may be more substantial than what we currently expect; disruptions to our workforce and staffing capability or in our ability to access airports and maintenance facilities; the impact on our customers' creditworthiness; and the continuing ability of our vendors and third party service providers to maintain customary service levels; and (ii) other factors that could impact the market demand for our assets and services, including our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price and in interest rates, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; our ability to remain in compliance with key agreements with customers, lenders and government agencies; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUES	$404,146	$366,073	$1,171,217	$1,048,832

OPERATING EXPENSES
Salaries, wages and benefits	128,608	110,706	373,642	307,897
Depreciation and amortization	67,974	64,149	205,607	190,052
Maintenance, materials and repairs	48,767	41,496	134,148	125,501
Fuel	36,202	41,193	116,788	110,311
Contracted ground and aviation services	19,840	17,190	47,735	47,319
Travel	20,254	25,366	59,226	66,401
Landing and ramp	3,378	2,539	8,895	7,978
Rent	5,137	4,123	13,821	11,860
Insurance	3,119	1,833	7,295	5,601
Other operating expenses	18,623	16,712	49,577	50,763
Government grants	(21,726)	—	(31,547)	—
Impairment of aircraft and related assets	—	—	39,075	—
Transaction fees	—	—	—	373
	330,176	325,307	1,024,262	924,056

OPERATING INCOME	73,970	40,766	146,955	124,776
OTHER INCOME (EXPENSE)
Interest income	93	78	217	255
Non-service component of retiree benefit (costs) credits	2,897	(2,351)	8,693	(7,053)
Net (loss) gain on financial instruments	(53,393)	91,952	(56,072)	60,566
Loss from non-consolidated affiliates	(2,485)	(2,645)	(11,762)	(12,459)
Interest expense	(15,440)	(16,712)	(47,808)	(50,906)
	(68,328)	70,322	(106,732)	(9,597)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,642	111,088	40,223	115,179
INCOME TAX EXPENSE	(11,387)	(6,003)	(17,397)	(14,092)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(5,745)	105,085	22,826	101,087

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	154	243	4,162	305
NET EARNINGS (LOSS)	$(5,591)	$105,328	$26,988	$101,392

EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
Basic	$(0.10)	$1.78	$0.39	$1.72
Diluted	$(0.10)	$0.19	$0.38	$0.43

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	59,146	58,919	59,106	58,889
Diluted	59,146	68,718	59,863	69,382

Certain historical expenses have been reclassified to conform to the presentation above.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,078	$46,201
Accounts receivable, net of allowance of $1,170 in 2020 and $975 in 2019	149,804	162,870
Inventory	39,638	37,397
Prepaid supplies and other	22,916	20,323
TOTAL CURRENT ASSETS	273,436	266,791

Property and equipment, net	1,904,940	1,766,020
Customer incentive	131,634	146,678
Goodwill and acquired intangibles	519,079	527,654
Operating lease assets	53,151	44,302
Other assets	80,591	68,733
TOTAL ASSETS	$2,962,831	$2,820,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$142,173	$141,094
Accrued salaries, wages and benefits	58,230	59,429
Accrued expenses	18,206	17,586
Current portion of debt obligations	13,742	14,707
Current portion of lease obligations	14,551	12,857
Unearned revenue and grants	65,832	17,566
TOTAL CURRENT LIABILITIES	312,734	263,239
Long term debt	1,466,844	1,469,677
Stock warrant obligations	210,319	383,073
Post-retirement obligations	22,946	36,744
Long term lease obligations	38,353	30,334
Other liabilities	49,814	49,293
Deferred income taxes	147,201	127,476

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 59,589,770 and 59,329,431 shares issued and outstanding in 2020 and 2019, respectively	596	593
Additional paid-in capital	700,757	475,720
Retained earnings	72,883	45,895
Accumulated other comprehensive loss	(59,616)	(61,866)
TOTAL STOCKHOLDERS’ EQUITY	714,620	460,342
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,962,831	$2,820,178

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues
CAM
Aircraft leasing and related revenues	$80,976	$75,160	$238,930	$223,017
Lease incentive amortization	(4,708)	(4,156)	(13,629)	(12,407)
Total CAM	76,268	71,004	225,301	210,610
ACMI Services	300,189	272,188	871,958	785,082
Other Activities	82,281	87,762	239,373	226,228
Total Revenues	458,738	430,954	1,336,632	1,221,920
Eliminate internal revenues	(54,592)	(64,881)	(165,415)	(173,088)
Customer Revenues	$404,146	$366,073	$1,171,217	$1,048,832

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	19,781	17,428	55,241	50,285
ACMI Services, inclusive of interest expense	18,637	4,375	56,699	17,658
Other Activities	(724)	2,939	(2,915)	8,848
Net, unallocated interest expense	(797)	(610)	(2,133)	(2,293)
Government grants	21,726	—	31,547	—
Impairment of aircraft and related assets	—	—	(39,075)	—
Other non-service components of retiree benefit (costs) credits, net	2,897	(2,351)	8,693	(7,053)
Net (loss) gain on financial instruments	(53,393)	91,952	(56,072)	60,566
Non-consolidated affiliates	(2,485)	(2,645)	(11,762)	(12,459)
Transaction fees	—	—	—	(373)
Earnings from Continuing Operations before Income Taxes (GAAP)	$5,642	$111,088	$40,223	$115,179

Adjustments to Pretax Earnings
Add customer incentive amortization	5,291	4,334	15,044	12,585
Less government grants	(21,726)	—	(31,547)	—
Add impairment of aircraft and related assets	—	—	39,075	—
Add non-service components of retiree benefit costs (credits), net	(2,897)	2,351	(8,693)	7,053
Add net loss (gain) on financial instruments	53,393	(91,952)	56,072	(60,566)
Add loss from non-consolidated affiliates	2,485	2,645	11,762	12,459
Add transaction fees	—	—	—	373
Adjusted Pretax Earnings (non-GAAP)	$42,188	$28,466	$121,936	$87,083
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Earnings from Continuing Operations Before Income Taxes	$5,642	$111,088	$40,223	$115,179
Interest Income	(93)	(78)	(217)	(255)
Interest Expense	15,440	16,712	47,808	50,906
Depreciation and Amortization	67,974	64,149	205,607	190,052
EBITDA from Continuing Operations (non-GAAP)	$88,963	$191,871	$293,421	$355,882
Add customer incentive amortization	5,291	4,334	15,044	12,585
Less government grants	(21,726)	—	(31,547)	—
Add impairment of aircraft and related assets	—	—	39,075	—
Add non-service components of retiree benefit costs (credits), net	(2,897)	2,351	(8,693)	7,053
Add net loss (gain) on financial instruments	53,393	(91,952)	56,072	(60,566)
Add loss from non-consolidated affiliates	2,485	2,645	11,762	12,459
Add acquisition related transaction fees	—	—	—	373

Adjusted EBITDA (non-GAAP)	$125,509	$109,249	$375,134	$327,786

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s senior secured credit facility to assess financial performance and determine the cost of borrowed funds. The adjustments also remove the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. Adjustments also remove charges for the impairment of certain aircraft valuations and related assets. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of warrant-based customer incentive costs recorded in revenue, and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, both non-GAAP measures, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Nine Months Ended
	September 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (loss) from Continuing Operations - basic (GAAP)	$(5,745)		$105,085		$22,826		$101,087
Gain from warrant revaluation, net tax[1]	—		(91,849)		—		(71,319)
Earnings (loss) from Continuing Operations - diluted (GAAP)	(5,745)	$(0.10)	13,236	$0.19	22,826	$0.38	29,768	$0.43
Adjustments, net of tax
Customer incentive amortization[2]	4,083	0.07	3,310	0.05	11,610	0.19	9,611	0.14
Remove effects of government grants[3]	(16,767)	(0.28)	—	—	(24,347)	(0.41)	—	—
Remove effects of aircraft impairments[4]	—	—	—	—	30,157	0.50	—	—
Non-service component of retiree benefits [5]	(2,236)	(0.04)	1,795	0.02	(6,710)	(0.11)	5,385	0.08
Derivative and warrant revaluation[6]	50,516	0.76	1,081	0.02	50,088	0.62	9,234	0.13
Loss from affiliates[7]	1,918	0.03	2,020	0.03	9,929	0.17	11,771	0.17
Omni acquisition fees[8]	—	—	—	—	—	—	285	—
Adjusted Earnings from Continuing Operations (non-GAAP)	$31,769	$0.44	$21,442	$0.31	$93,553	$1.34	$66,054	$0.95

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted	59,146		68,718		59,863		69,382
Additional weighted average shares[1]	13,278		—		9,741		—
Adjusted Shares (non-GAAP)	72,424		68,718		69,604		69,382

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. Adjustment removes the unrealized gains for a large grant of stock warrants granted to a customer as a lease incentive.
2.Removes the amortization of the warrant-based customer incentives which are recorded against revenue over the term of the related aircraft leases and customer contracts.
3.Removes the effects of the government grants received through the CARES Act.

4.Removes the effects of impairment charges for aircraft valuations and related assets.
5.Removes the non-service component of post-retirement costs and credits.
6.Removes gains and losses from derivative interest rate instruments and warrant revaluations.
7.Removes losses for the Company's non-consolidated affiliates.
8.Removes the fees incurred for the acquisition of Omni Air International.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31, 2019		September 30, 2020		December 31, 2020 Projected
	Freighter	Passenger	Freighter	Passenger	Freighter	Passenger

B767-200	33	3	32	3	33	3
B767-300	42	8	49	9	52	10
B777-200	—	3	—	3	—	3
B757-200	4	—	1	—	1	—
B757 Combi	—	4	—	4	—	4
B737-400	1	—	—	—	—	—
Total Aircraft in Service	80	18	82	19	86	20

B767-300 in or awaiting cargo conversion	8	—	9	—	8	—
B767-300 staging for lease	—	—	—	—	—	—
B767-200 staging for lease	2	—	2	—	—	—
Total Aircraft	90	18	93	19	94	20

Aircraft in Service Deployments
	December 31,		September 30,		December 31,
	2019		2020		2020 Projected

Dry leased without CMI	27		30		34
Dry leased with CMI	35		39		40
Customer provided for CMI	2		2		2
ACMI/Charter[1]	34		30		30

1.Includes three Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft leased from external companies by December 31, 2020.